SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             CHELL GROUP CORPORATION

             (Exact name of registrant as specified in its charter)

            NEW YORK                                             11-2805051
(State or other jurisdiction of                               (I.R.S. employer
  incorporation or organization)                             identification no.)

   14 Meteor Drive, Toronto, Ontario                               M9W 1A4
(Address of principal executive offices)                         (Zip code)

                               Consulting Services
                            (Full title of the plan)

                            Frederick M. Mintz, Esq.
       Mintz & Fraade, P.C., 488 Madison Avenue, Suite 1100, NY, NY 10022
                     (Name and address of agent for service)

                                 (212) 486-2500
                     (Telephone number, including area code,
                              of agent for service)

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                 Proposed           Proposed
Title of                         maximum            maximum
securities       Amount          offering           aggregate       Amount of
  to be          to be           price              offering      registration
registered       registered      per share (1)      price              fee
-------------    ----------      -------------      ----------         ---

Common Stock,      110,000          $1.60            $176,000          $44
par value
$.0467

(1) Computed pursuant to Rule 457 (c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The proposed maximum offering price per unit, maximum aggregate offering price and registration fee is based upon the average of the high and the low price in the market for the common stock on May 15, 2001.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

      Pursuant to Rule 438 (b)(1), the information required by Part 1 is included in documents sent or given to each Consultant.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated by reference into this Registration Statement and made a part hereof:

      1. The Registrant's Form 10-K for the fiscal year ended August 31, 2000 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as well as the registrant's latest quarterly reports on Form 10-Q for the quarter ended February 28, 2001 filed on April 13, 2001.

      2.    All other reports which may be filed by the Registrant pursuant to
            Section 13 (a) or 15 (d) of the Exchange Act since the end of the fiscal year covered by the Registrant's document referred to in paragraph (1) immediately above.

      3. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purpose of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

      The class of securities to be offered hereby has been registered under
Section 12 of the Exchange Act by the registrant, and incorporated by reference.


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Item 6. Indemnification of Directors and Officers

      Article Tenth of the Registrant's Amended Certificate of Incorporation provides for the elimination of personal liabilities of directors of the Registrant for breaches of certain of their fiduciary duties to the full extent permitted by Sections 717 and 719 of the New York Business Corporation Law ("BCL"). Specifically, it states that no director of the Registrant shall be personally liable to the corporation or any of its shareholders for damages of any breach of duty in such capacity except if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the BCL.

      Section 801(b)(14) of the BCL enables a corporation in its certificate of incorporation to strike out, change or add any provision not inconsistent with the BCL or any other statute, relating to the business of the corporation, its affairs, its right or powers or the rights or powers of its shareholders, or liabilities of directors provided they act in good faith and with the degree of care used by an ordinary prudent person under like circumstances. Thus, no such provision may eliminate or limit the liability of a director breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating the law, paying an unlawful dividend, approving an illegal stock repurchase or obtaining an improper personal benefit.

Item 8. Exhibits

      The exhibits to the Registration Statement are listed in the Index to Exhibits included on Page 6 herein.

Item 9. Undertakings

      (a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information about the plan not previously disclosed in the Registration Statement or any material change to any such information in the Registration Statement.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      Consultants

      The following consultants will be issued securities pursuant to this Registration Statement:

Name                    Number            Type of Services Provided
----                    ------            -------------------------

Ron Mathews             110,000           Consulting Services


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                                   Signatures

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario, Canada on this 22nd day of May, 2001.

                                        Chell Group Corporation


                                        By /s/ Don Pagnutti
                                           -------------------------------------
                                           Don Pagnutti, Vice President --
                                             Finance, Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name                      Title                                Date
----                      -----                                ----

/s/ David Bolink          Director                             May 16, 2001
----------------------
David Bolink

                          Chairman of the Board of             May _____, 2001
----------------------    Directors; President & CEO
Cameron Chell

/s/ Gordon Herman         Director                             May 18, 2001
----------------------
Gordon Herman

/s/ Don Pagnutti          Director, Vice President-            May 22, 2001
----------------------    Finance, Chief Financial Officer
Don Pagnutti

/s/ Peter Rona            Director                             May 17, 2001
---------------------
Peter Rona

/s/ Robert Stone          Director                             May 17, 2001
---------------------
Robert Stone

/s/ Adrian Towning        Director                             May 22, 2001
--------------------
Adrian Towning

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                                INDEX TO EXHIBITS

                                                          Sequentially Numbered
Exhibit No.       Description                             Page Where Located
-----------       -----------                             ------------------

5.1               Opinion of Mintz & Fraade, P.C.                  7

23.1              Consent of Lazar, Levine & Felix LLP             9

23.2              Consent of Ernst & Young LLP,                    10
                  Independent Chartered Accountants